Exhibit 99.1



       ATC Healthcare Announces Sale of Common Stock in Private Placement



    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--March 6, 2007--ATC
Healthcare, Inc. (AMEX:AHN), a leader in medical staffing, today reported the sale of Common Stock and Common Stock Warrants in a Private Placement.

    On March 5, 2007, the Company raised $1,500,000 through the sale of 5,000,000 shares of the Company's Class A Common Stock and warrants to acquire up to 2,500,000 shares of Class A Common Stock at $0.45 per share over a five-year period to an institution and several accredited investors. Bathgate Capital Partners LLC, an innovative investment bank headquartered in Greenwood Village, CO, acted as finder for the transaction.

    The sale requires that the Company register with the Security and Exchange Commission the Class A Common Stock and the underlying warrant shares of the Class A Common warrants by June 30, 2007. The net proceeds of the sale will be used primarily to continue to expand the Company's licensee base through its conversion program and for general working capital purposes.

    Management Comments

    "We are very pleased that the continuing improvement the Company has demonstrated recently, is being met with enthusiasm by the investing community", remarked David Savitsky, Chief Executive Officer. "Our goal is to continue ATC's growth and progress towards profitability", added Savitsky.

    Forward Looking Statements

    Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words -- "believe", "expect", "anticipate", "intend", "will", and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future revenue, business strategy and cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended February 28, 2006. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other healthcare facilities with 56 locations in 35 states. ATC provides supplemental staffing, outsourcing and human resource solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their website at www.atchealthcare.com.



    CONTACT: Investors:
             ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
             or
             Daniel Pess, 516-750-1733
             dpess@atchealthcare.com